UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 23, 2004

TOR Minerals International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17321	74-2081929
(Commission File Number)	(IRS Employer Identification No.)

722 Burleson Street Corpus Christi, Texas	78402
(Address of Principal Executive Offices)	(Zip Code)

(361) 883-5591

(Registrant's Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Our subsidiary, TOR Minerals Malaysia, Sdn. Bhd. ("TMM"), entered into loan agreements on November 23, 2004 with two banks in Malaysia, HSBC Bank Malaysia Berhad ("HSBC") and RHB Bank Berhad ("RHB") to renew the short term credit facilities through October 31, 2005. The RHB facility provides for an overdraft line of credit up to 1,000,000 RM ($263,157 at current exchange rates) and an export line of credit ("ECR") up to 9,300,000 RM ($2,447,368). The HSBC facility provides for an overdraft line of credit up to 500,000 RM ($131,578) and an ECR up to 8,000,000 RM ($2,105,263). The overdraft facilities bear interest at 1.25% over bank prime and the ECR facilities bear interest at 1.0% above the funding rate stipulated by the Export-Import Bank of Malaysia Berhad. The ECR is a government supported financing arrangement specifically for exporters and is used by TMM for short-term financing of up to 120 to 180 days against customers' and inter-company shipments. The borrowings under the short-term credit facilities are subject to certain subjective acceleration covenants based on the judgment of the banks and a demand provision that provide that the banks may demand repayment at any time. We believe such a demand provision is customary in Malaysia for such facilities. The loan agreements are secured by TMM's property, plant and equipment. The credit facilities prohibit TMM from paying dividends and the HSBC facility further prohibits loans to related parties without the prior consent of HSBC.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See our discussion above with respect to our entry into a loan agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: December 28, 2004	RICHARD BOWERS
Richard Bowers President and CEO

Date: December 28, 2004	LAWRENCE W. HAAS
Lawrence W. Haas Treasurer and CFO